UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report: June 30, 2008

(Date of earliest event reported)

TENET HEALTHCARE CORPORATION

(Exact name of Registrant as specified in its charter)

Nevada	1-7293	95-2557091
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

13737 Noel Road

Dallas, Texas 75240

(Address of principal executive offices, including zip code)

(469) 893-2200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Material Definitive Agreement

On June 30, 2008, Tenet Healthcare Corporation (“Tenet” or the “Registrant”) entered into Amendment No. 1 to Credit Agreement (“Amendment No. 1”) with Citicorp USA, Inc., as administrative agent on behalf of each lender executing an acknowledgment and consent thereto, which agreement amends certain provisions of the Credit Agreement, dated as of November 16, 2006 (the “Credit Agreement”), among Tenet, the lenders and issuers party thereto from time to time, Citicorp USA, Inc. as administrative agent, Bank of America, N.A. as syndication agent, Citigroup Global Markets Inc. and Banc of America Securities LLC as joint lead arrangers and joint lead book runners, and General Electric Capital Corporation and The Bank of Nova Scotia as co-documentation agents.

The amendments to the Credit Agreement are intended to provide the Registrant with additional flexibility over the remaining term of the Credit Agreement to pursue, at the Registrant’s option, various alternatives to refinance its existing unsecured senior debt, if market conditions and other considerations warrant. The alternatives include the issuance of secured debt, preferred stock and convertible debt, as well as other unsecured debt. Secured refinancing debt is limited under the amendment to the greater of $1 billion or two times the secured leverage ratio (secured debt to EBITDA) set forth in Amendment No. 1. In addition, the provisions of Amendment No. 1 allow the Registrant to: (1) grant liens on one or more hospital facilities having an appraised value not in excess of $75 million to secure obligations to certain employee retirement trusts presently secured by certain medical office buildings owned by the Registrant; and (2) grant liens on inventory having a book value not in excess of $30 million.

Amendment No. 1 will be filed as an exhibit to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TENET HEALTHCARE CORPORATION

By:	/s/ Biggs C. Porter
Biggs C. Porter
Chief Financial Officer

Date: July 3, 2008

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